UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G*

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No. _5__)*

Zuoan Fashion Limited - American

(Name of Issuer)

Ordinary Shares, par value $0.00025 per Ordinary Share

(Title of Class of Securities)

98982X103

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)
☒      Rule 13d-1(c)
☐      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. _ 98982X103	13G	Page 2 of 10 Pages

1.	NAME OF REPORTING PERSONS Michael Self
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,200,760
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,200,760

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,200,760
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.57%
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. _ 98982X103	13G	Page 3 of 10 Pages

1.	NAME OF REPORTING PERSONS Lake Union Capital Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,200,760
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,200,760

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,200,760
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.57%
12.	TYPE OF REPORTING PERSON (See Instructions) IA, OO

CUSIP No. _ 98982X103	13G	Page 4 of 10 Pages

1.	NAME OF REPORTING PERSONS Lake Union Capital Fund, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,402,700
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,402,700

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,402,700
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.96%
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. _ 98982X103	13G	Page 5 of 10 Pages

Item 1(a).	Name of Issuer:
Zuoan Fashion Limited

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Building 1, Lane 618

Dingyuan Road, Songjiang District

Shanghai 201616, China

Item 2(a).	Name of Person Filing:

Michael Self
Lake Union Capital Management, LLC
Lake Union Capital Fund, LP

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Michael Self
c/o Lake Union Capital Management, LLC
601 Union Street, Suite 4616
Seattle, WA 98101

Lake Union Capital Management, LLC
601 Union Street, Suite 4616
Seattle, WA 98101

Lake Union Capital Fund, LP
601 Union Street, Suite 4616
Seattle, WA 98101

Item 2(c).	Citizenship:
Michael Self – United States of America
Lake Union Capital Management, LLC – Delaware
Lake Union Capital Fund, LP- Delaware

Item 2(d).	Title of Class of Securities:
Ordinary Shares, par value $0.00025 per Ordinary Share

Item 2(e).	CUSIP Number:

98982X103

CUSIP No. _ 98982X103	13G	Page 6 of 10 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _________________

Item 4.	Ownership:

Provide the following information regarding the aggregate number and percentage of class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Michael Self – 6,200,760

Lake Union Capital Management, LLC– 6,200,760

Lake Union Capital Fund, LP– 4,402,700

(b)	Percent of Class:

Michael Self – 5.57%

Lake Union Capital Management, LLC– 5.57%

Lake Union Capital Fund, LP– 3.96%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

Michael Self – 0

Lake Union Capital Management, LLC– 0

Lake Union Capital Fund, LP– 0

CUSIP No. _ 98982X103	13G	Page 7 of 10 Pages

(ii)	shared power to vote or to direct the vote:

Michael Self – 6,200,760

Lake Union Capital Management, LLC– 6,200,760

Lake Union Capital Fund, LP– 4,402,700

(iii)	sole power to dispose or to direct the disposition of:

Michael Self – 0

Lake Union Capital Management, LLC– 0

Lake Union Capital Fund, LP– 0

(iv)	shared power to dispose or to direct the disposition of:

Michael Self – 6,200,760

Lake Union Capital Management, LLC– 6,200,760

Lake Union Capital Fund, LP– 4,402,700

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

N/A

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

N/A

Item 8.	Identification and Classification of Members of the Group:

N/A

Item 9.	Notice of Dissolution of Group:

N/A

CUSIP No. _ 98982X103	13G	Page 8 of 10 Pages

Item 10.	Certifications:

(C) The following certification shall be included if the statement is filed pursuant §240.13d-1(c)

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, I certify (the undersigned certifies) that the information set forth in this statement is true, complete and correct.

February 12, 2014
(Date)

/s/ Michael Self
(Signature)

Michael Self

February 12, 2014
(Date)
Lake Union Capital Management, LLC
(Signature)

By:/s/ Michael Self
Michael Self Managing Member

February 12, 2014
(Date)

Lake Union Capital Fund, LP
(Signature)
By: Lake Union Capital Management, LLC General Partner By: /s/ Michael Self
Michael Self Managing Member

CUSIP No. _ 98982X103	13G	Page 9 of 10 Pages

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature. Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. _ 98982X103	13G	Page 10 of 10 Pages

AGREEMENT

The undersigned agree that this Amendment No. 5 to Schedule 13G dated February 12, 2014 relating to the Ordinary Shares, par value $0.00025 per Ordinary Share of Zuoan Fashion Limited shall be filed on behalf of the undersigned.

February 12, 2014
(Date)

/s/ Michael Self
(Signature)

Michael Self

February 12, 2014
(Date)

Lake Union Capital Management, LLC
(Signature)

By:/s/ Michael Self
Michael Self Managing Member

February 12, 2014
(Date)

Lake Union Capital Fund, LP
(Signature)
By: Lake Union Capital Management, LLC General Partner By: /s/ Michael Self
Michael Self Managing Member

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